Exhibit 10.7

NON-NEGOTIABLE PROMISSORY NOTE

$2,450,000	September 10th, 2004

FOR VALUE RECEIVED, Espre Solutions, Inc., a Nevada corporation maintaining offices at 5609 Wayfarer Drive, Plano, Collin County, Texas 75093 (hereinafter referred to as “Borrower”) promises to pay to the order of Video Software Partners, LLC, a Texas limited liability company, at P.O. Box 261273, Plano, Collin County, Texas 75026-1273 (“Lender”), or at such other place as Lender may designate from time to time, the principal sum of Two Million Four Hundred Fifty Thousand Dollars ($2,450,000), without interest, in the following principal sums and on the following dates:

Principal Sum	Due
$50,000	Due at Signing
$350,000	September 30, 2004
$150,000	December 1, 2004
$150,000	March 1, 2005
$200,000	June 1, 2005
$100,000	September 1, 2005
$250,000	Quarterly for six (6) calendar quarters commencing December 1, 2005, and each March 1, June 1, and September 1 thereafter, with the final quarterly payment due March 1, 2006

Upon a default in the payment of any installment of principal on this Note, Lender shall issue a written notice of default and right to cure within thirty (30) days of the date the payment was due. In the event the default is not cured within thirty (30) days of the date the defaulted payment was due, Lender shall have the right to accelerate the sums due and declare all sums immediately due and payable. In the event the aggregate principal indebtedness is not paid in full within thirty (30) days of written demand made by Lender to Borrower, Lender will have the right o retain all principal payments made by Borrower to lender to the date of default. In such even Lender shall also have the rights to the collateral upon default set forth in the Security Agreement of even date which secures the payment of this Note.

This Note shall be in default when any payment due under this Note is not paid on its due date. While in default, this Note shall bear interest at the highest rate permitted under then existing Texas law. If this Note is in default, the aggregate unpaid indebtedness shall, at the option of the Lender, become immediately due and payable.

The Borrower waives demand, notice and protest, and any defense by reason of exten-sion of time for payment or other indulgence granted by the Lender, and further agrees to pay all costs, charges and expenses of enforcement or collection, including reasonable attorneys' fees, and further, if this Note is in default and is placed in the hands of an attorney for collection or if it becomes necessary to protect the security hereof, whether or not a complaint is filed, including, but not limited to, such attorneys' fees incurred prior to the institu-tion of litigation or in litigation, including trial and appel-late review, and in arbitration, bankruptcy or other administra-tive or judicial proceedings. This Note shall be binding upon the Borrower’s successors and assigns.

It is the intention of Borrower and Lender to conform strictly to applicable usury laws. Accordingly, if the transactions contemplated hereby would be usurious under applicable law, then, in that event, notwithstanding anything to the contrary in any agreement entered into in connection with or as security for this Note, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under this Note or under any of the aforesaid agreements or otherwise in connection with this Note shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on this Note by the holder hereof (or, if this Note shall have been paid in full, refunded to Borrower); (ii) in the event that the maturity of this Note is accelerated by reason of an election by the Holder hereof resulting from any default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount allowed by applicable law, and excess interest, if any, provided for in this Note or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on this Note (or if this Note shall have been paid in full, refunded to Borrower), and (iii) all calculations of the rate of interest taken, reserved, contracted for, charged or received under this Note or under any of the other aforesaid agreements or otherwise in connection with this Note, that are made for the purpose of, in connection with or related to this credit obligation, if this is a consumer credit obligation (as defined or described in 12 C.F.R. 227, Regulation AA, promulgated by the Federal Reserve Board), the security for this credit obligation shall not extend to any non-promissory security interest in household goods (as defined in said Regulation AA) other than a purchase money security interest, and no waiver of any notice contained herein or therein shall be construed under any circumstances to extend to any waiver of notice prohibited by Regulation AA.

Unless changed in accordance with law, the applicable method of calculating the usury ceiling rate under Texas law shall be the indicated (weekly) ceiling rate in affect and applicable to this Note, as provided in Tex. Rev. Civ. Stat. Ann. art 5069-1.04, as amended.

This Note can be prepaid in whole or in part at any time.

Any notice to the Borrower provided for in this Note shall be given by mailing such notice by first class mail, addressed to the Borrower at the address stated below, or to such other address as the recipient may designate by notice in writing.

Whenever the context so requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be construed to mean or include any other gender or genders.

Borrower hereby agrees to pay all costs of collection, foreclosure fees, reasonable attorneys’ fees and expert witness fees incurred by the holder of this Note, whether or not suit is filed hereon.

This Note shall be binding upon the Borrower and its legal representatives, successors and assigns. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under such law, such provision shall be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Note.

Neither this Note nor any term or provision hereof may be altered or amended in any manner except by an instrument in writing signed by the Lender and the Borrower.

Neither this Note nor any right herein may be pledged, assigned, sole or otherwise negotiated by Lender.

The terms and conditions of this Note and the rights, obligations and duties hereunder shall be construed and enforced in accordance with the laws of the State of Texas. Venue and jurisdiction with respect to any litigation concerning this Note shall be any federal or state court in Dallas County, Texas.

THIS PROMISSORY NOTE, THE SECURITY AGREEMENT, ANY ASSIGNMENT THEREOF, AND ALL OTHER LOAN DOCUMENTS EXECUTED SUBSTANTIALLY CONCURENTLY HEREWITH TOGETHER CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

ESPRE SOLUTIONS, INC.,
a Nevada corporation

By:  /s/ Peter Ianace
Peter Ianace
Its President

(“Borrower”)

Address of Borrower:
5700 West Plano Parkway
Suite 2700
Plano, Texas 75093